Exhibit 99.5

 Revlon  $303.4  $39.0  Elizabeth Arden  186.2  15.1  Owned Fragrance Portfolio⁽¹⁾  22.8  8.0  Mitchum  34.7  2.1  American Crew  28.8  8.4  Almay  18.8  0.2  Multicultural Group⁽²⁾  27.8  5.3  CND  19.7  4.1  Other  129.7  7.2  TOTAL  $771.9  $89.4  Presented at 2022 Reported Rates January–May  NET SALES EBITDA  Financial Overview 2022A YTD  ($ Millions)  Source: Internal Management data.  1 Owned Fragrance Portfolio includes Curve, Giorgio (Beverly Hills), Charlie, Halston, White Shoulders, Paul Sebastian Men and Paul Sebastian Women.  2 Multicultural Group “MCG” includes Crème of Nature, Lotta Body, Roux and Fanci-Full.
 3  Revlon  $303.4  $39.0  Elizabeth Arden  186.2  15.1  Owned Fragrance Portfolio⁽¹⁾  22.8  8.0  Mitchum  34.7  2.1  American Crew  28.8  8.4  Almay  18.8  0.2  Multicultural Group⁽²⁾  27.8  5.3  CND  19.7  4.1  Other  129.7  7.2  TOTAL  $771.9  $89.4  Presented at 2022 Reported Rates January–May  NET SALES EBITDA  Financial Overview 2022A YTD  ($ Millions)  Source: Internal Management data.  1 Owned Fragrance Portfolio includes Curve, Giorgio (Beverly Hills), Charlie, Halston, White Shoulders, Paul Sebastian Men and Paul Sebastian Women.  2 Multicultural Group “MCG” includes Crème of Nature, Lotta Body, Roux and Fanci-Full.

Reconciliation of Non-GAAP Measures

As Reported Rates
($ Millions)

Brand	Recurring EBITDA	Depreciation and Amortization	Non-Operating Items	Operating Income/(Loss)
Revlon	$39.0	($23.9)	($6.1)	$9.1
Elizabeth Arden	15.1	(9.2)	(3.7)	2.2
Owned Fragrance Portfolio [1]	8.0	(1.2)	(0.5)	6.3
Mitchum	2.1	(2.2)	(0.7)	(0.8)
American Crew	8.4	(1.1)	(0.6)	6.7
Almay	0.2	(2.5)	(0.4)	(2.7)
Multicultural Group [2]	5.3	(1.6)	(0.6)	3.2
CND	4.1	(1.0)	(0.4)	2.7
Other	7.2	(8.8)	(2.6)	(4.3)
TOTAL	**$89.4**	**($51.5)**	**($15.5)**	**$22.3**

Source: Internal Management data.
[1] Owned Fragrance Portfolio includes Curve, Giorgio (Beverly Hills), Charlie, Halston, White Shoulders, Paul Sebastian Men and Paul Sebastian Women.
[2] Multicultural Group "MCG" includes Crème of Nature, Lotta Body, Roux and Fanci-Full.

REVLON